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Prospectus

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, $0.01 par value per share	60,050,777	$19.715	$1,183,901,069	$161,484.11

(1)
The securities registered herein are offered pursuant to an automatic shelf registration statement.

(2)
Estimated pursuant to Rule 457(c), the offering price and registration fee are based on the average of the high and low prices for our common stock on March 4, 2013, as reported on the New York Stock Exchange.

(3)
The registration fee has been transmitted to the Commission in connection with the offering of common stock pursuant to the registration statement No. 333-173125 by means of this prospectus supplement in accordance with Rule 457(r).

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-173125

PROSPECTUS SUPPLEMENT
To Prospectus dated March 28, 2011

60,050,777 Shares

Hertz Global Holdings, Inc.

Common Stock

        This prospectus supplement relates to the shares of common stock of Hertz Global Holdings, Inc., which we refer to in this prospectus supplement as "Hertz Holdings," being sold by the selling stockholders identified in this prospectus supplement. Hertz Holdings will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

        The common stock of Hertz Holdings is listed on the New York Stock Exchange under the symbol HTZ. The last reported sale price of the common stock on the New York Stock Exchange on March 6, 2013 was $20.34 per share.

        Subject to the completion of this offering, we are repurchasing from the underwriters 23,200,000 of the 60,050,777 shares of our common stock that are the subject of this offering at a price of $20.14 per share.

        Investing in our common stock involves risks. See "Risk Factors" on page S-5 of this prospectus supplement to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

        Citigroup Global Markets Inc. ("Citigroup") and Barclays Capital Inc. ("Barclays") have agreed to purchase the common stock from the selling stockholders at a price of $20.14 per share, which will result in $1,209,422,649 of proceeds to the selling stockholders. Citigroup and Barclays may offer the shares of common stock, excluding the shares to be sold to us, from time to time for sale in one or more transactions on the New York Stock Exchange, in the over the counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

        Citigroup and Barclays expect to deliver the shares against payment in New York, New York on or about March 12, 2013.

Citigroup	Barclays

Prospectus Supplement dated March 6, 2013.

Prospectus Supplement

Prospectus

S-i

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This document has two parts, a prospectus supplement and an accompanying prospectus dated March 28, 2011. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the "Commission," utilizing a "shelf" registration process. Under this shelf registration process, the selling stockholders named in a prospectus supplement over time may offer and sell our common stock in one or more offerings or resales. The accompanying prospectus provides you with a general description of our common stock, which the selling stockholders may offer pursuant to this prospectus supplement. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. Any statement that we make in the accompanying prospectus will be modified or superseded by any inconsistent statement made by us in this prospectus supplement.

        The rules of the Commission allow us to incorporate by reference information into this prospectus supplement. This information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission, to the extent incorporated by reference, will automatically update and supersede this information. See "Incorporation by Reference." You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the headings "Incorporation by Reference" in this prospectus supplement and "Where You Can Find Additional Information" in the accompanying prospectus before investing in our common stock.

        We have not authorized anyone to give you any information or to make any representations about our common stock or any offers by our selling stockholders other than those contained in this prospectus supplement, the accompanying prospectus, or any free writing prospectus prepared by us or any other information to which we have expressly referred you. If you are given any information or representation about these matters that is not discussed in this prospectus supplement or the accompanying prospectus, you must not rely on that information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

        You should not assume that the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus or any free writing prospectus prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless the context otherwise requires, in this prospectus supplement, (i) "Hertz Holdings" means Hertz Global Holdings, Inc., our top-level holding company, (ii) "Hertz" means The Hertz Corporation, our primary operating company and a direct wholly-owned subsidiary of Hertz Investors, Inc., which is wholly-owned by Hertz Holdings, (iii) "we," "us" and "our" mean Hertz Holdings and its consolidated subsidiaries, including Hertz, (iv) "HERC" means Hertz Equipment Rental Corporation, Hertz's wholly-owned equipment rental subsidiary, together with our various other wholly-owned international subsidiaries that conduct our industrial, construction and material handling equipment rental business, (v) "cars" means cars, crossovers and light trucks (including sport utility vehicles and, outside North America, light commercial vehicles), (vi) "program cars" means cars purchased by car rental companies under repurchase or guaranteed depreciation programs with car manufacturers, (vii) "non-program cars" means cars not purchased under repurchase or guaranteed depreciation programs for which the car rental company is exposed to residual risk and (viii) "equipment" means industrial, construction and material handling equipment.

S-ii

        Hertz Holdings was incorporated in Delaware in 2005 to serve as the top-level holding company for the consolidated Hertz business. Hertz was incorporated in Delaware in 1967. Hertz is a successor to corporations that have been engaged in the car and truck rental and leasing business since 1918 and the equipment rental business since 1965. Ford Motor Company acquired an ownership interest in Hertz in 1987. Prior to this, Hertz was a subsidiary of United Continental Holdings, Inc. (formerly Allegis Corporation), which acquired Hertz's outstanding capital stock from RCA Corporation in 1985.

  On December 21, 2005, investment funds associated with or designated by:

  •
  Clayton, Dubilier & Rice, Inc., which was succeeded by Clayton, Dubilier & Rice, LLC, or "CD&R,"

  •
  The Carlyle Group, or "Carlyle," and

  •
  Merrill Lynch & Co., Inc., or "Merrill Lynch,"

or collectively the "Sponsors", acquired all of Hertz's common stock from Ford Holdings LLC. In January 2009, Bank of America Corporation, or "Bank of America," acquired Merrill Lynch. Accordingly, Bank of America is now an indirect beneficial owner of our common stock held by Merrill Lynch and certain other investment funds and affiliates of Merrill Lynch.

        As a result of our initial public offering in November 2006 and subsequent offerings, the Sponsors reduced their holdings to approximately 26% of the outstanding shares of common stock of Hertz Holdings, on an undiluted basis as of February 28, 2013.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary does not contain all the information that may be important to purchasers of our common stock. You should carefully read the entire prospectus supplement, including the "Risk Factors" section, the accompanying prospectus and other information incorporated by reference in this prospectus supplement before making any investment decision.

Our Company

        Hertz operates its car rental business through the Hertz, Dollar and Thrifty brands from approximately 10,270 corporate, licensee and franchisee locations in North America, Europe, Latin America, Asia, Australia, Africa, the Middle East and New Zealand. Hertz is the largest worldwide airport general use car rental brand, operating from approximately 8,860 corporate and licensee locations in approximately 150 countries. Our Dollar and Thrifty brands have approximately 1,410 corporate and franchisee locations in 83 countries. Our Hertz brand name is one of the most recognized in the world, signifying leadership in quality rental services and products. We are one of the only car rental companies that has an extensive network of company-operated rental locations both in the United States and in all major European markets. We believe that we maintain the leading airport car rental brand market share, by overall reported revenues, in the United States and at 120 major airports in Europe where we have company-operated locations and where data regarding car rental concessionaire activity is available. We believe that we also maintain the second largest market share, by overall reported revenues, in the off-airport car rental market in the United States. In our equipment rental business segment, we rent equipment through approximately 340 branches in the United States, Canada, France, Spain, China and Saudi Arabia, as well as through our international licensees. We and our predecessors have been in the car rental business since 1918 and in the equipment rental business since 1965. We also own Donlen Corporation, or "Donlen," based in Northbrook, Illinois, which is a leader in providing fleet leasing and management services. We have a diversified revenue base and a highly variable cost structure and are able to dynamically manage fleet capacity, the most significant determinant of our costs. Our revenues have grown at a compound annual growth rate of 6.0% over the last 20 years, with year-over-year growth in 17 of those 20 years. For the year ended December 31, 2012, we had total revenues of approximately $9.0 billion.

Our Business Segments

        Our business consists of two reportable segments: rental and leasing of cars, crossovers and light trucks, or "car rental," and rental of industrial, construction and material handling equipment, or "equipment rental."

        Car Rental: Our "company-operated" rental locations are those through which we, or an agent of ours, rent cars that we own or lease. We maintain a substantial network of company-operated car rental locations both in the United States and internationally, and what we believe to be the largest number of company-operated airport car rental locations in the world, enabling us to provide consistent quality and service worldwide. Our licensees, franchisees and associates also operate rental locations in approximately 145 countries and jurisdictions, including most of the countries in which we have company-operated rental locations.

        Equipment Rental: We believe, based on an article in Rental Equipment Register published in May 2012, that HERC is one of the largest equipment rental companies in the United States and Canada combined. HERC rents a broad range of earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, generators, pumps, small tools, compaction equipment and construction-related trucks. HERC also derives revenues from the sale of new equipment and consumables as well as through its Hertz Entertainment Services division, which rents lighting and related aerial products used primarily in the U.S. entertainment industry.

Our Markets

        We are engaged principally in the global car rental industry and in the equipment rental industry.

Worldwide Car Rental

        We believe that the global car rental industry exceeds $37 billion in annual revenues. According to Auto Rental News, car rental industry revenues in the United States were estimated to be approximately $24 billion for 2012 and grew in 2012 by 3.9%. We believe car rental revenues in Europe account for over $13 billion in annual revenues, with the airport portion of the industry comprising approximately 37% of the total. Within Europe, the largest markets are Germany, France, Spain, Italy and the United Kingdom. We believe total rental revenues for the car rental industry in Europe in 2012 were approximately $10.8 billion in 10 countries—France, Italy, the United Kingdom, Germany, Spain, the Netherlands, Belgium, the Czech Republic, Slovakia and Luxembourg—where we have company-operated rental locations and approximately $2.8 billion in 11 other countries—Ireland, Portugal, Sweden, Greece, Austria, Denmark, Poland, Finland, Hungary, Malta and Romania—where our Hertz brand is present through our licensees.

        Rentals by airline travelers at or near airports, or "airport rentals," are significantly influenced by developments in the travel industry and particularly in airline passenger traffic, or "enplanements," as well as the Gross Domestic Product, or "GDP." We believe domestic enplanements in 2012 approximated 2011 levels, however, we expect it to increase by 1.8% in 2013. Current data suggests that U.S. GDP decreased in the fourth quarter of 2012 at an annual rate of approximately 0.1%. The International Air Transport Association, or "IATA," stated in December 2012 that annual global enplanements increased by 5.3% in 2012 and are expected to increase by 4.5% in 2013.

        The off-airport portion of the industry has rental volume primarily driven by local business use, leisure travel and the replacement of cars being repaired. Because Europe has generally demonstrated a lower historical reliance on air travel, the European off-airport car rental market is significantly more developed than it is in the United States. However, we believe that in recent years, industry revenues from off-airport car rentals in the United States have grown faster than revenues from airport rentals.

        We provide commercial fleet leasing and management services to national corporate customers throughout the United States and Canada through Donlen, a wholly owned subsidiary of Hertz. Donlen is a fully integrated fleet management services provider with a comprehensive suite of product offerings ranging from leasing and managing vehicle fleets to providing other fleet management services to reduce fleet operating costs.

Worldwide Equipment Rental

        We estimate the size of the U.S. equipment rental industry, which is highly fragmented with few national competitors and many regional and local operators, increased to approximately $31 billion in annual revenues for 2012, but the part of the rental industry dealing with equipment of the type HERC rents is somewhat smaller than that. We believe that the industry is expected to grow at a 10.6% compound annual growth rate between 2013 and 2016. Other market data indicates that the equipment rental industries in China, France, Spain and Saudi Arabia generate approximately $5.1 billion, $4.5 billion, $2.5 billion and $0.5 billion in annual revenues, respectively, although the portions of those markets in which HERC competes are smaller.

        The equipment rental industry serves a broad range of customers from small local contractors to large industrial national accounts and encompasses a wide range of rental equipment from small tools to heavy earthmoving equipment. We believe U.S. non-residential construction spending declined at an annual rate of approximately 7% in 2012 but is projected to increase at an annual rate of 6% in 2013. We also believe that rental equipment accounted for approximately 50% of all equipment sold into the

U.S. construction industry in 2012, up from approximately 5% in 1993. In addition, we believe that the trend toward rental instead of ownership of equipment in the U.S. construction industry will continue and that as much as 50% of the equipment used in the industry could be rental equipment by 2015.

Recent Developments

Acquisition of Dollar Thrifty

        On November 19, 2012, Hertz Holdings completed its acquisition of Dollar Thrifty Automotive Group, Inc. ("Dollar Thrifty") pursuant to the terms of that certain Agreement and Plan of Merger, dated as of August 26, 2012 (the "Merger Agreement"), with Dollar Thrifty and HDTMS, Inc. ("Merger Sub"), a wholly-owned Hertz subsidiary. In accordance with the terms of the Merger Agreement, Merger Sub completed a tender offer in which it purchased a majority of the shares of Dollar Thrifty common stock then outstanding at a price equal to $87.50 per share in cash. Merger Sub subsequently acquired the remaining shares of Dollar Thrifty common stock by means of a short-form merger in which such shares were converted into the right to receive the same $87.50 per share in cash paid in the tender offer. The total purchase price was approximately $2,592.0 million, which was comprised of $2,551.0 million of cash, including our use of approximately $404.0 million of cash and cash equivalents available from Dollar Thrifty, and the fair value of our previously held equity interest in Dollar Thrifty of $41.0 million. As a condition of the Merger Agreement, and pursuant to a divestiture agreement reached with the Federal Trade Commission, (i) Hertz divested its Simply Wheelz subsidiary, which owned and operated the Advantage Rent A Car brand ("Advantage"), and (ii) Hertz Holdings agreed to secure for the buyer of Advantage certain Dollar Thrifty on-airport car rental concessions. Dollar Thrifty is now a wholly-owned subsidiary of Hertz.

Share Repurchase

        Subject to the completion of this offering, we are repurchasing from the underwriters 23,200,000 of the 60,050,777 shares of our common stock that are the subject of this offering at a price of $20.14 per share, using general corporate liquidity.

        We currently have a policy of settling the conversion of our 5.25% Convertible Senior Notes due June 2014 (the "Convertible Notes") using a combination settlement, which calls for settling in cash the fixed dollar amount per $1,000 in principal amount and settling in shares of our common stock the excess conversion value, if any. Subject to completion of the share repurchase from the underwriters described herein, we intend to change our current settlement policy and elect to settle in shares of our common stock both the fixed dollar amount and the excess conversion value of the Convertible Notes.

The Offering

Common stock offered by the selling stockholders	60,050,777 shares
Common stock outstanding after this offering and the share repurchase	398,492,253 shares(1)
Common stock to be beneficially owned by the selling stockholders after the offering	49,963,076 shares
Selling stockholders	Investment funds and other entities associated with or designated by the Sponsors. For more information, see the section of this prospectus supplement entitled "Selling Stockholders."
Use of proceeds	We will not receive any proceeds from the sale of any shares of our common stock offered by the selling stockholders.
Voting rights	Each holder of our common stock is entitled to one vote per share on all matters to be voted on by stockholders.
Dividend policy

We paid no cash dividends on our common stock in 2012 or 2011, and we do not expect to pay dividends on our common stock for the foreseeable future. The agreements governing our indebtedness restrict our ability to pay dividends.

New York Stock Exchange trading symbol	"HTZ"
Risk factors	You should carefully read and consider the information set forth under the section entitled "Risk Factors" beginning on page S-5 of this prospectus supplement before investing in our common stock.

(1)
Based on 421,692,253 shares outstanding as of February 28, 2013, minus 23,200,000 shares that we are repurchasing from the underwriters and will no longer be outstanding following the consummation of this offering.

*  *  *  *

        Hertz Holdings and Hertz are incorporated under the laws of the state of Delaware. Our corporate headquarters are located at 225 Brae Boulevard, Park Ridge, New Jersey 07656. Our telephone number is (201) 307-2000.

RISK FACTORS

        Our business is subject to a number of important risks and uncertainties, some of which are described below. The risks and uncertainties described below, however, are not the only risks and uncertainties that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also significantly impact us. Any of these risks and uncertainties may materially and adversely affect our business, financial condition or results of operations, liquidity and cash flows. In such a case, you may lose all or part of your investment in our common stock. You should carefully consider each of the following risks and uncertainties, together with the other information in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including, without limitation, those risks and uncertainties discussed in "Item 1A—Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2012, prior to investing in our common stock. Any such risks and uncertainties could materially and adversely affect our business, financial condition, operating results or cash flow and we believe that the information in or incorporated by reference in this prospectus supplement identifies the material risks and uncertainties affecting our company; however, such risks and uncertainties are not the only risks and uncertainties facing us and it is possible that other risks and uncertainties might significantly impact us.

Risks Relating to Our Common Stock and This Offering

The Sponsors will continue to exercise significant control over our Board of Directors and may have interests that differ from yours and/or our other stockholders'.

        Hertz Holdings is a party to an amended and restated stockholders' agreement (the "Stockholders' Agreement") among it and investment funds associated with or designated by the Sponsors. Investment funds associated with or designated by the Sponsors currently beneficially own, in the aggregate, approximately 26% of the outstanding shares of Hertz Holdings' common stock and, following the completion of this offering, will beneficially own, in the aggregate, approximately 12.5% of the outstanding shares of our common stock after giving effect to the repurchase of shares by Hertz Holdings. Pursuant to the Stockholders' Agreement, Hertz Holdings has agreed to take all necessary action (as defined in the Stockholders' Agreement) to cause our Board of Directors to include two nominees of CD&R, one nominee of Carlyle and one nominee of Merrill Lynch, and CD&R and Carlyle will continue to have the right to designate such nominees following this offering. After this offering, CD&R and Carlyle will continue to exercise significant influence over matters considered by our Board of Directors for so long as the applicable provisions of the Stockholders' Agreement remain in effect. There can be no assurance that the interests of the Sponsors will not conflict with yours and/or those of our other stockholders. See "Description of Capital Stock—Change of Control Related Provisions of Our Certificate of Incorporation and By-Laws and Delaware Law—Stockholders' Agreement" in the accompanying prospectus for additional information.

        Additionally, the Sponsors may from time to time acquire and hold interests in businesses that compete directly with us. One or more of the Sponsors may also pursue acquisition opportunities and other corporate opportunities that may be complementary to our business and as a result, those opportunities may not be available to us. See the section entitled "Certain Relationships and Related Party Transactions—Stockholders' Agreement" in our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 10, 2012 and incorporated by reference herein, for additional information on the Stockholders' Agreement.

This offering will result in a substantial amount of previously unregistered shares of our common stock being registered, which may depress the market price of our common stock.

        Of the 421,692,253 shares of our common stock issued and outstanding as of February 28, 2013, approximately 26% were held by the Sponsors. The remainder of our shares of issued and outstanding common stock are freely tradable on the New York Stock Exchange without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The shares of common stock being sold in this offering were not freely tradable on the New York Stock Exchange prior to the completion of this offering and the sale by the selling stockholders of the shares of common stock in this offering will increase the number of shares of our common stock eligible to be traded on the New York Stock Exchange, which could depress the market price of our common stock.

Sales of substantial amounts of our common stock, or the possibility of such sales, may adversely affect the price of our common stock.

        Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future. As of February 28, 2013, there were 421,692,253 shares of our common stock issued and outstanding, of which all of the 292,885,000 shares sold in registered offerings prior to this offering and the 36,850,777 shares to be sold in this offering and not repurchased by us will be freely transferable without restriction or further registration under the Securities Act, unless acquired by our "affiliates" as that term is defined in Rule 144 under the Securities Act.

        In addition, all shares of common stock acquired upon exercise of stock options and other equity-based awards granted under our stock incentive plans will also be freely tradable under the Securities Act unless acquired by our affiliates. A maximum of 32.7 million shares of common stock are reserved for issuance under our stock incentive plans, some of which have been issued as of the date of this prospectus supplement. The remaining shares of common stock outstanding will be "restricted securities" within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144 or pursuant to an exemption from registration under Rule 701 under the Securities Act.

        In addition, as of December 31, 2012, approximately $474.7 million in aggregate principal amount of our Convertible Notes were outstanding. The Convertible Notes are currently convertible and will continue to be convertible until March 31, 2013, and may be convertible thereafter, if one or more of the conversion conditions specified in the indenture is satisfied during future measurement periods. Any shares of our common stock issued upon conversion of the Convertible Notes will also be freely tradable under the Securities Act unless acquired by our affiliates. See the section entitled "Prospectus Supplement Summary—Share Repurchase" for a description of the contemplated impact of the share repurchase on our elected method of settling the Convertible Notes.

        We and each of the funds associated with or designated by the Sponsors that currently owns shares of our common stock have agreed to a "lock-up," meaning that, subject to certain exceptions, neither we nor they will sell any shares without the prior consent of Citigroup and Barclays before April 21, 2013. Following the expiration of this 45-day lock-up period, all of these shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. In addition, the Sponsors have the right under certain circumstances to require that we register their remaining shares for resale. As of March 6, 2013, these registration rights apply to the approximately 50 million shares of our outstanding common stock owned by the investment funds affiliated with or designated by the Sponsors that are not being sold in this offering. See the section entitled "Description of Capital Stock—Registration Rights Agreement" in the accompanying prospectus for a description of the shares of common stock that may be sold into the public market in the future.

Our certificate of incorporation, by-laws and Delaware law may discourage takeovers and business combinations that our stockholders might consider in their best interests.

        A number of provisions in our certificate of incorporation and by-laws, as well as anti-takeover provisions of Delaware law, may have the effect of delaying, deterring, preventing or rendering more difficult a change in control of Hertz Holdings that our stockholders might consider in their best interests. These provisions include:

  •
  establishment of a classified Board of Directors, with staggered terms;

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  granting to the Board of Directors sole power to set the number of directors and to fill any vacancy on the Board of Directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

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  limitations on the ability of stockholders to remove directors;

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  the ability of our Board of Directors to designate and issue one or more series of preferred stock without stockholder approval, the terms of which may be determined at the sole discretion of the Board of Directors;

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  prohibition on stockholders from calling special meetings of stockholders;

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  establishment of advance notice requirements for stockholder proposals and nominations for election to the Board of Directors at stockholder meetings; and

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  prohibiting our stockholders from acting by written consent at times when investment funds affiliated with or designated by the Sponsors do not collectively hold a majority of our outstanding common stock (as is currently the case).

        These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

        Our certificate of incorporation and by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

        See "Description of Capital Stock" in the accompanying prospectus for additional information on the anti-takeover measures applicable to us.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus supplement, the documents incorporated herein by reference, the reports that we subsequently file with the Commission on Forms 10-K, 10-Q and file or furnish on Form 8-K, and in related comments by our management, including, without limitation, those concerning our liquidity and capital resources, include "forward-looking statements" within the meaning of the Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward- looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as "believe," "expect," "project," "anticipate," "intend," "plan," "estimate," "seek," "will," "may," "would," "should," "could," "forecasts" or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. Although we believe these judgments are reasonable, as you read and consider this prospectus supplement you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors, including, without limitation, those risks and uncertainties discussed in "Item 1A—Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2012, could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Some important factors that could affect our actual results include, among others, those that may be disclosed from time to time in subsequent reports filed with the Commission, those described under "Item 1A—Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2012, and the following, which were derived in part from the risks set forth in "Item 1A—Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2012:

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  our ability to integrate the car rental operations of Dollar Thrifty and realize operational efficiencies from that acquisition;

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  the operational and profitability impact of the Advantage divestiture and the on-airport car rental concessions divestitures that we agreed to undertake in order to secure regulatory approval for the acquisition of Dollar Thrifty;

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  levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets;

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  the impact of pending and future U.S. governmental action to address budget deficits through reductions in spending and similar austerity measures, which could materially adversely affect unemployment rates and consumer spending levels;

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  significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including on our pricing policies or use of incentives;

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  occurrences that disrupt rental activity during our peak periods;

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  our ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability;

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  an increase in our fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs;

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  our ability to accurately estimate future levels of rental activity and adjust the size and mix of our fleet accordingly;

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  our ability to maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning equipment and to refinance our existing indebtedness;

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  safety recalls by the manufacturers of our vehicles and equipment;

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  a major disruption in our communication or centralized information networks;

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  financial instability of the manufacturers of our vehicles and equipment;

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  any impact on us from the actions of our licensees, franchisees, dealers and independent contractors;

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  our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease);

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  shortages of fuel and increases or volatility in fuel costs;

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  our ability to successfully integrate acquisitions and complete dispositions;

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  our ability to maintain favorable brand recognition;

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  costs and risks associated with litigation;

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  risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt and increases in interest rates or in our borrowing margins;

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  our ability to meet the financial and other covenants contained in our Senior Credit Facilities, our outstanding unsecured Senior Notes (as such terms are defined in Note 5 to the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, as incorporated by reference herein) and certain asset-backed and asset-based arrangements;

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  changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings;

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  changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our operations, the cost thereof or applicable tax rates;

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  changes to our senior management team;

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  the effect of tangible and intangible asset impairment charges;

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  the impact of our derivative instruments, which can be affected by fluctuations in interest rates and commodity prices;

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  our exposure to fluctuations in foreign exchange rates; and

  •
  other risks and uncertainties discussed in this prospectus supplement and in the documents incorporated by reference herein.

        In light of these risks, uncertainties and assumptions, the forward-looking statements contained or incorporated by reference in this prospectus supplement might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

 USE OF PROCEEDS

        All of the shares of our common stock offered by this prospectus supplement will be sold by the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

PRICE RANGE OF COMMON STOCK

        Our common stock is listed on the New York Stock Exchange under the symbol "HTZ."

        On March 6, 2013, the last quoted price per share of our common stock on the New York Stock Exchange was $20.34. As of February 28, 2013, there were 421,692,253 shares of our common stock outstanding.

        The following table sets forth the high and low closing sales prices per share of our common stock as reported on the New York Stock Exchange:

	High	Low
2011
First Quarter	$16.52	$13.68
Second Quarter	$17.25	$14.10
Third Quarter	$16.49	$8.90
Fourth Quarter	$12.18	$8.11
2012
First Quarter	$15.40	$11.95
Second Quarter	$16.22	$11.99
Third Quarter	$15.00	$10.62
Fourth Quarter	$16.65	$13.10
2013
January	$18.58	$16.80
February	$19.95	$18.15
March (through March 6, 2013)	$20.34	$19.68

 DIVIDEND POLICY

        We paid no cash dividends on our common stock in 2012 or 2011, and we do not expect to pay dividends on our common stock for the foreseeable future. The agreements governing our indebtedness restrict our ability to pay dividends.

 SELLING STOCKHOLDERS

        The following table sets forth information as of February 28, 2013 with respect to the beneficial ownership of the common stock of Hertz Holdings by the selling stockholders. The selling stockholders may under certain circumstances be deemed to be underwriters within the meaning of the Securities Act. The selling stockholders are selling all of the shares in this offering.

        The amounts and percentages of shares beneficially owned are reported on the basis of Commission regulations governing the determination of beneficial ownership of securities. Under Commission rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Following the offering and the repurchase of common stock by Hertz Holdings, certain investment funds associated with Merrill Lynch will no longer own any common stock of Hertz Holdings, although funds associated with Merrill Lynch will continue to beneficially own approximately 1.7% of Hertz Holdings' outstanding common stock following this offering and the repurchase of common stock by Hertz Holdings. Additionally, following the completion of this offering, funds associated with Merrill Lynch will no longer have the right to cause a nominee to be designated to our Board of Directors in accordance with the terms of the Stockholders' Agreement nor will such funds be subject to many of the restrictions set forth in the Stockholders' Agreement. See "Description of Capital Stock—Change of Control Related Provisions of Our Certificate of Incorporation and By-Laws and Delaware Law—Stockholders' Agreement" in the accompanying prospectus for additional information.

        Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

	Shares Beneficially Owned Before the Offering and After the Offering
Name and Address of Beneficial Owner	Shares Beneficially Owned Before the Offering	Percent Before the Offering*		Shares Offered Hereby	Shares Beneficially Owned After the Offering	Percent After the Offering†
Investment Funds Associated With or Designated By Clayton, Dubilier & Rice, LLC(1)(2)(7)	41,923,681	9.94%		19,082,034	22,841,647	5.73%
Clayton, Dubilier & Rice Fund VII, L.P.	30,558,712	7.25%		13,909,141	16,649,571	4.18%
CDR CCMG Co-Investor L.P.	11,157,546	2.65%		5,078,482	6,079,064	1.53%
CD&R Parallel Fund VII, L.P.	207,423	**	%	94,411	113,012	**	%
Investment Funds Associated With or Designated By The Carlyle Group(2)(3)(7)	37,317,229	8.85%		16,985,357	20,331,872	5.10%
Carlyle Partners IV, L.P.	31,971,660	7.58%		14,552,261	17,419,399	4.37%
CP IV Coinvestment, L.P.	1,291,229	**	%	587,717	703,512	**	%
CEP II U.S. Investments, L.P.	3,901,343	**	%	1,775,740	2,125,603	**	%
CEP II Participations S.à r.l. SICAR	152,997	**	%	69,639	83,358	**	%
Investment Funds and Other Entities Affiliated With or Designated By Merrill Lynch, a wholly-owned subsidiary of Bank of America(2)(4)(5)(6)(7)	30,772,943	7.30%		23,983,386	6,789,557	1.70%
ML Global Private Equity Fund, L.P.	16,870,592	4.00%		16,823,892	46,700	**	%
Merrill Lynch Ventures L.P. 2001	2,027,171	**	%	922,689	1,104,482	**	%
ML Hertz Co-Investor, L.P.	1,623,358	**	%	1,623,358	0	**	%
Merrill Lynch Global Private Equity, Inc.	87,199	**	%	0	87,199	**	%
Merrill Lynch, Pierce, Fenner & Smith Incorporated	28,772	**	%	0	28,772	**	%
CMC-Hertz Partners, L.P.(2)(7)	10,135,851	2.40%		4,613,447	5,522,404	1.39%

*
Based on 421,692,253 shares of common stock outstanding on February 28, 2013.

**
Less than 1%

†
Based on 398,492,253 shares of common stock outstanding following the consummation of this offering. This total is calculated based on 421,692,253 shares of common stock outstanding as of February 28, 2013, minus 23,200,000 shares that we are repurchasing from the underwriters and will no longer be outstanding following the consummation of this offering.

(1)
Represents shares held by the following group of investment funds associated with or designated by Clayton, Dubilier & Rice, LLC: (i) 30,558,712 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; (ii) 11,157,546 shares of common stock held by CDR CCMG Co-Investor L.P., whose general partner is CDR CCMG Co-Investor GP Limited, whose sole stockholder is Clayton, Dubilier & Rice Fund VII, L.P.; and (iii) 207,423 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates VII, Ltd. CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. are each managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by the funds associated with Clayton, Dubilier & Rice, LLC. Such persons disclaim such beneficial ownership. Investment and voting decisions with respect to shares held by each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P. and CDR CCMG Co-Investor L.P. are made by an investment committee of limited partners of CD&R Associates VII, L.P., currently consisting of more than ten individuals (the "Investment Committee"). All members of the Investment

  Committee disclaim beneficial ownership of the shares shown as beneficially owned by the funds associated with Clayton, Dubilier & Rice, LLC. Does not include shares of common stock or currently exercisable options to purchase common stock issued to Clayton, Dubilier & Rice, LLC, as assignee of compensation payable to certain members or former members of our Board of Directors associated with Clayton, Dubilier & Rice, LLC pursuant to their service as directors of Hertz Holdings.

  Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as of the shares held by each of CD&R Parallel Fund VII, L.P., CDR CCMG Co-Investor L.P. and the shares and stock options held by Clayton, Dubilier & Rice, LLC. CDR CCMG Co-Investor GP Limited expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P. and CDR CCMG Co-Investor L.P. and Clayton, Dubilier & Rice, LLC and of the stock options held by Clayton, Dubilier & Rice, LLC. CD&R Parallel Fund Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., and Clayton, Dubilier & Rice, LLC, and of the stock options held by Clayton, Dubilier & Rice, LLC. Clayton, Dubilier & Rice, LLC expressly disclaims beneficial ownership of the shares held by each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P. and CDR CCMG Co-Investor L.P.

  The address for each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., CD&R Associates VII, Ltd., CD&R Associates VII, L.P., CD&R Parallel Fund Associates VII, Ltd., for CDR CCMG Co-Investor L.P., CDR CCMG Co-Investor GP Limited and CD&R Investment Associates VII, Ltd. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The address for Clayton, Dubilier & Rice, LLC is 375 Park Avenue, 18th Floor, New York, NY 10152.

(2)
For the Sponsors other than Merrill Lynch, excludes 10,135,851 shares held by CMC-Hertz Partners, L.P. ("CMC LP"), which is affiliated with all three of the Sponsors. Each of the entities associated with Clayton, Dubilier & Rice, LLC, The Carlyle Group and Merrill Lynch expressly disclaims beneficial ownership of such shares.

(3)
Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P. and CEP II Participations S.à r.l. SICAR, which are collectively referred to herein as the "Carlyle Funds," are collectively the holders of record of 37,317,229 shares of the common stock of Hertz Holdings, of which Carlyle Partners IV, L.P. holds 31,971,660 shares; CP IV Coinvestment, L.P. holds 1,291,229 shares; CEP II U.S. Investments, L.P. holds 3,901,343 shares; and CEP II Participations S.à r.l. SICAR holds 152,997 shares. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the indirect parent of each of the Carlyle Funds.

The address for each of Carlyle Group Management L.L.C., The Carlyle Group L.P., Carlyle Holdings II GP L.L.C., Carlyle Holdings II L.P., Carlyle Partners IV, L.P., CP IV Coinvestment, L.P. and CEP II U.S. Investments, L.P. is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505. The address for CEP II Participations S.à r.l. SICAR is c/o The Carlyle Group, 2, avenue Charles de Gaulle, L -1653 Luxembourg, Luxembourg. The address for TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is c/o Walkers Corporate Services Limited, Walker House, 190 Elgin Avenue, George Town, Grand Cayman KY1-9001, Cayman Islands.

(4)
Bank of America, as parent of Merrill Lynch, may be deemed to have voting and investment power over the securities directly or indirectly held by each of ML Global Private Equity Fund, L.P. ("MLGPE"), Merrill Lynch Ventures L.P. 2001 ("MLV LP"); ML Hertz Co-Investor, L.P. ("Hertz Co-Investor LP"); Merrill Lynch Global Private Equity, Inc.

  ("MLGPE Inc.") and Merrill Lynch, Pierce, Fenner & Smith, Incorporated ("MLPFS"). Bank of America's indirect interest in such securities was obtained pursuant to an Agreement and Plan of Merger, dated as of September 15, 2008, whereby a wholly owned subsidiary of Bank of America merged with and into Merrill Lynch, with Merrill Lynch surviving as a wholly owned subsidiary of Bank of America.

  MLPFS, an affiliate of MLGPE, MLV LP, Hertz Co-Investor, MLGPE Inc. and CMC LP, is a member of the Financial Industry Regulation Authority and a broker-dealer registered pursuant to Section 15(b) of the Exchange Act. Each of MLGPE, MLV LP, Hertz Co-Investor, MLGPE Inc. and CMC LP: (i) acquired the shares of common stock to be sold in this offering for its own account, not as a nominee or agent, in the ordinary course of business and with no intention of selling or otherwise distributing the securities in any transaction in violation of the securities laws, and (ii) at the time of acquisition, did not have any agreement or understanding, direct or indirect, with any other person to sell or otherwise distribute the shares purchased.

(5)
16,823,892 shares of common stock and options to purchase 46,700 shares of common stock are held directly by MLGPE.

MLGPE LTD is the general partner of MLGPE and is a wholly owned subsidiary of ML Global Private Equity Partners, L.P. ("MLGPEP"). The general partner of MLGPEP is Merrill Lynch GP, Inc. ("ML GP"). ML GP has decision-making power over the voting and disposition of shares of portfolio investments of MLGPE (including MLGPE's investment in Hertz Holdings' common stock). However, the consent of MLGPEP is expressly required in connection with any such vote or disposition. ML GP is a wholly owned subsidiary of ML Group, which is a wholly owned subsidiary of Merrill Lynch, which is a wholly owned subsidiary of Bank of America. As a result of these relationships, MLGPE LTD, MLGPEP, ML GP, ML Group, Merrill Lynch and Bank of America may be deemed to beneficially own the shares of common stock held directly or indirectly by MLGPE. Each of MLGPE LTD, MLGPEP, ML GP, ML Group, Merrill Lynch and Bank of America expressly disclaims beneficial ownership of such shares.

2,027,171 shares of common stock are held directly by MLV LP. MLV LP's decisions regarding the voting or disposition of shares of its portfolio investments (including its investment in Hertz Holdings' common stock) are made by the management and investment committee of the board of directors of Merrill Lynch Ventures, LLC ("MLV LLC"), the general partner of MLV LP.

MLV LLC is a wholly owned subsidiary of ML Group. As a result, MLV LLC, ML Group, Merrill Lynch and Bank of America may be deemed to beneficially own the shares directly held by MLV LP. Each of MLV LLC, ML Group, Merrill Lynch and Bank of America expressly disclaims beneficial ownership of such shares.

1,623,358 shares of common stock are held directly by ML Hertz Co-Investor LP. ML Hertz Co-Investor L.L.C. ("Hertz Co-Investor LLC"), is the sole general partner of Hertz Co-Investor LP, and, therefore, has voting and dispositive power over the shares held by Hertz Co-Investor LP.

The sole managing member of Hertz Co-Investor LLC is MLGPE. As a result, Hertz Co-Investor LLC, MLGPE, MLGPE LTD, MLGPEP, ML GP, ML Group, Merrill Lynch and Bank of America may be deemed to beneficially own the shares directly held by Hertz Co-Investor LP. Each of Hertz Co-Investor LLC, MLGPE, MLGPE LTD, MLGPEP, ML GP, ML Group, Merrill Lynch and Bank of America expressly disclaims beneficial ownership of such shares.

MLGPE Inc. holds an aggregate of 87,199 shares of common stock issued as compensation for services by current director Angel Morales and former directors George Bitar, Robert End and J. Travis Hain as directors of Hertz Holdings. MLGPE Inc. also holds 9,542 restricted stock units, each representing a contingent right to receive one share of common stock, which have been excluded from the table because such restricted stock units will not vest within 60 days of the date set forth above.

MLGPE Inc. is a wholly owned subsidiary of ML IBK Positions, Inc. ("ML IBK") and may be deemed to have voting and dispositive power over such shares. ML IBK is a wholly owned subsidiary of ML Group. As a result, ML IBK, ML Group, Merrill Lynch and Bank of America may be deemed to beneficially own the shares directly held by MLGPE Inc. However, each of ML IBK, ML Group, Merrill Lynch and Bank of America expressly disclaims beneficial ownership of such shares.

  28,772 shares of common stock are directly held by MLPFS, including 7,339 shares held in a fiduciary capacity over which MLPFS shares dispositive power and 2,000 shares held in a fiduciary capacity over which MLFPS shares voting power. MLPFS is a registered broker-dealer and a wholly owned subsidiary of Merrill Lynch, which is a wholly owned subsidiary of Bank of America. As a result, Merrill Lynch and Bank of America may be deemed to beneficially own the shares directly held by MLPFS. Each of Merrill Lynch and Bank of America expressly disclaims beneficial ownership of such shares.

  Bank of America, N.A. ("BANA") holds 409,781 shares of common stock in a fiduciary capacity that have been excluded from the table above. BANA shares voting power over 249,781 of such shares and shares dispositive power over 408,407 of such shares. BANA, a national association, is a commercial bank and a wholly owned subsidiary of BANA Holding Corporation ("BANA Holding"), which is a wholly owned subsidiary of BAC North America Holding Company ("BNAC"), which is a wholly owned subsidiary of NB Holdings Corporation ("NB Holdings"), which is a wholly-owned subsidiary of Bank of America. As a result of these relationships, BANA Holding, BNAC, NB Holdings and Bank of America may be deemed to beneficially own the shares of Hertz Holdings' common stock directly held by BANA. Each of BANA Holding, BNAC, NB Holdings and Bank of America expressly disclaims beneficial ownership of such shares.

  Each of MLGPE, MLV LP, Hertz Co-Investor LP, MLGPE Inc., MLPFS and CMC LP disclaims beneficial ownership of the shares of Hertz Holdings' common stock held by the other entities affiliated with Bank of America or its subsidiaries as described herein.

  The address of Bank of America is Bank of America Corporate Center, 100 North Tryon Street, Charlotte, NC 28255. The address of MLPFS is One Bryant Park, New York, NY 10036. The address of each of MLGPE, MLV LP, Hertz Co-Investor LP, MLGPE Inc. and CMC LP is 767 Fifth Avenue, 7th Floor, New York, NY 10153.

(6)
CMC LP is affiliated with all three of the Sponsors. The general partner of CMC LP is CMC-Hertz General Partner, L.L.C. ("CMC LLC"), whose members are Carlyle-Hertz GP, L.P., CD&R Associates VII, L.P. and MLGPE. Investment decisions on behalf of CMC LLC are made by majority vote of an executive committee, comprised of one representative of each Sponsor; however, until December 21, 2013, MLGPE has the contractual right (subject to various restrictions) to make all decisions regarding disposition or voting of the shares beneficially owned by CMC LP. As a result, beneficial ownership of the 10,135,851 shares held by CMC LP may be attributed to MLGPE, which disclaims beneficial ownership of such shares, as do the entities discussed in footnote 5 above who may be deemed to have or share beneficial ownership of any shares that MLGPE holds of record or may be deemed to beneficially own.

(7)
Hertz Holdings is a party to the Stockholders' Agreement, among it, investment funds associated with or designated by the Sponsors and CMC LP. Among other things, Hertz Holdings and each stockholder that is a party to the Stockholders' Agreement is required to take all necessary action to cause the nominees to the Board of Directors that the other Sponsors have chosen to be elected, which actions include recommending the nominees of the other Sponsors to our Board of Directors for inclusion in the slate of nominees recommended by the Board of Directors to stockholders for election. Additionally, following the completion of this offering, funds associated with Merrill Lynch will no longer have the right to cause a nominee to be designated to our Board of Directors in accordance with the terms of the Stockholders' Agreement nor will such funds be subject to many of the restrictions set forth in the Stockholders' Agreement. (See the section entitled "Certain Relationships and Related Party Transactions—Stockholders' Agreement" in our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 10, 2012 and incorporated by reference herein).

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS

        The following discussion is a summary of the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by a non-U.S. holder. As used in this summary, the term "non-U.S. holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the U.S.;

  •
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the U.S. or of any political subdivision of the U.S.;

  •
  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust, if (1) a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons (within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the "Code")) have the authority to control all of the trust's substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S federal income tax purposes) owns our common stock, the tax treatment of a partner or beneficial owner of the partnership or other pass-through entity may depend upon the status of the partner or beneficial owner, the activities of the partnership or other pass-through entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our common stock should consult their tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

        This summary is for general information only and does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a non-U.S. holder in light of the non-U.S. holder's particular investment or other circumstances. In addition, this summary only applies to a non-U.S. holder that purchases our common stock in this offering and holds our common stock as a capital asset (generally, investment property). The discussion does not address:

  •
  special U.S. federal income tax rules that may apply to particular non-U.S. holders, such as controlled foreign corporations, passive foreign investment companies, financial institutions, insurance companies, tax-exempt organizations, and dealers and traders in stocks, securities or currencies;

  •
  non-U.S. holders holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

  •
  any U.S. state and local or non-U.S. income or other tax consequences;

  •
  the U.S. federal income or estate tax consequences for the beneficial owners of a non-U.S. holder; or

  •
  former citizens or residents of the U.S. subject to taxation as an expatriate.

        This summary is based on provisions of the Code, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus supplement. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income and estate tax consequences of purchasing, owning and disposing of our common stock as set forth in this summary. Each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of our common stock.

Dividends

        We do not intend to pay any cash distributions for the foreseeable future. See "Dividend Policy." If distributions are paid by us in respect of our common stock to non-U.S. holders, such distribution will constitute a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

        In the event that we pay dividends on our common stock that are not effectively connected with a non-U.S. holder's conduct of a trade or business in the U.S., a U.S. federal withholding tax at a rate of 30% (or a lower rate under an applicable income tax treaty) will be withheld from the gross amount of the dividends paid to such non-U.S. holder.

        In order to claim the benefit of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed U.S. Internal Revenue Service Form W-8BEN (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities, and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may generally obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the U.S. Internal Revenue Service. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

        Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the U.S. and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the U.S., will generally be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, the U.S. federal withholding tax discussed above will not apply if the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. In addition, a "branch profits tax" may be imposed at a 30% rate (or a lower rate under an applicable income tax treaty) on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the U.S.

        In general, distributions to a non-U.S. holder in excess of our current and accumulated earnings and profits will not be subject to U.S. federal income or withholding tax to the extent the amounts paid do not exceed the non-U.S. holder's adjusted basis in the shares of our common stock with respect to which the distributions are made. Such distributions will reduce the non-U.S. holder's adjusted basis in the applicable shares of common stock (but not below zero).

        To the extent distributions are not paid out of our current and accumulated earnings and profits and exceed the non-U.S. holder's adjusted basis in its shares of our common stock with respect to which the distributions are made, such distributions will generally be treated in the same manner as gain described below in "—Gain on Disposition of Our Common Stock."

Gain on Disposition of Our Common Stock

        A non-U.S. holder generally will not be taxed on any gain recognized on disposition of our common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the U.S. and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S. In such cases, the gain will be capital gain subject to U.S. federal income tax (but not withholding tax) on a net basis at the rates applicable to U.S. persons (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. holder is a foreign corporation, the "branch profits tax" described above may also apply;

  •
  the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the U.S. for more than 182 days in the taxable year of the disposition and meets other requirements (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses recognized in the same taxable year, generally will be subject to a flat 30% U.S. federal income tax, even though the non-U.S. holder is not considered a resident alien under the Code); or

  •
  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

        Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a U.S. real property holding corporation generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

Federal Estate Tax

        Our common stock that is owned or treated as owned by an individual who is not a U.S. citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

        Dividends paid to a non-U.S. holder may be subject to U.S. information reporting and backup withholding. A non-U.S. holder will be exempt from backup withholding if the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8BEN or otherwise meets documentary evidence requirements for establishing its status as a non-U.S. holder or otherwise establishes an exemption.

        The gross proceeds from the disposition of our common stock may be subject to U.S. information reporting and backup withholding. If a non-U.S. holder sells our common stock outside the U.S. through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the non-U.S. holder outside the U.S., then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, may apply to a payment of sales proceeds, even if that payment is made outside the U.S., if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the U.S., unless the broker has documentary evidence in its files that the non-U.S. holder is not a U.S. person and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption.

        If a non-U.S. holder receives payments of the proceeds of a sale of our common stock through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8BEN certifying that the non-U.S. holder is not a U.S. person or the non-U.S. holder otherwise establishes an exemption. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder's U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

New Withholding Rules

        The Foreign Account Tax Compliance Act imposes additional withholding requirements on certain types of payments made to certain non-U.S. entities. If applicable, withholding generally will apply to payments of dividends on our common stock after December 31, 2013, and payments of gross disposition proceeds from the sale of our common stock after December 31, 2016. Under these rules, the failure to comply with certification, information reporting and other specified requirements (that are different from, and in addition to, the certification requirements described above) could result in a 30% withholding tax being imposed on such payments of dividends and sales proceeds from our common stock to certain non-U.S. holders. Investors are encouraged to consult with their tax advisors regarding the possible implications of these rules on their investment in our common stock.

UNDERWRITING

        Hertz Holdings, the selling stockholders and Citigroup Global Markets Inc. and Barclays Capital Inc. (the "underwriters") have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has agreed, severally and not jointly, to purchase from the selling stockholders the number of shares of common stock of Hertz Holdings as set forth opposite its name below.

Underwriters	Number of Shares
Citigroup Global Markets Inc.	30,025,389
Barclays Capital Inc.	30,025,388

Total	60,050,777

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken. The underwriting agreement also provides that if one of the underwriters defaults, the purchase commitment of the non-defaulting underwriter may be increased or the underwriting agreement may be terminated.

        Subject to the completion of this offering, we are repurchasing from the underwriters 23,200,000 of the 60,050,777 shares of our common stock that are the subject of this offering at a price of $20.14 per share.

        The underwriters propose to offer the shares of common stock, excluding the shares to be sold to us, from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. In connection with the sale of the shares of common stock offered hereby, excluding the shares to be sold to us, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters will receive no underwriting discount on the shares of common stock to be sold to us.

        Hertz Holdings and the selling stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement (the "Restricted Period"), except with the prior written consent of the underwriters.

        The Restricted Period will be automatically extended if: (1) during the last 17 days of the Restricted Period Hertz Holdings issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the Restricted Period, Hertz Holdings announces that it will release earnings results during the 15-day period following the last day of the Restricted Period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

        Our common stock is listed on the New York Stock Exchange under the symbol "HTZ."

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by any underwriter of a greater number of shares than it is required to purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by an underwriter in the open market prior to the completion of the offering.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock or may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        Hertz Holdings will pay all of the expenses of the offering, excluding any underwriting discounts and commissions of the selling stockholders. Hertz Holdings estimates that its total expenses with respect to the offering will be approximately $500,000.

        Hertz Holdings and the selling stockholders have agreed to indemnify each of the underwriters against certain liabilities, including liabilities under the Securities Act.

Conflicts of Interest

        Each of the underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Each of the underwriters and their respective affiliates from time to time have provided or in the future may provide various investment and commercial banking and financial advisory services to us and our affiliates and subsidiaries, for which they have received customary fees and commissions, and they expect to provide these services to us and others in the future, for which they expect to receive customary fees and commissions. In addition, affiliates of each underwriter from time to time have acted or in the future may continue to act as agents and lenders to us and our affiliates and subsidiaries under our or their respective credit facilities, for which services they have received or expect to receive customary compensation. In the ordinary course of their various business activities, each of the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of Hertz Holdings. Each of the underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        Selling security holders who are affiliates of registered broker-dealers may be deemed "underwriters" within the meaning of the Securities Act if such selling security holder (a) did not acquire its shares of common stock in the ordinary course of business or (b) had an agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.

United Kingdom

        Each of the underwriters has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Market Act 2000, or "FSMA") received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to Hertz Holdings or the selling stockholders; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each of the underwriters has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require Hertz Holdings or the selling stockholders to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in this prospectus supplement (and the accompanying prospectus) being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

 VALIDITY OF THE SHARES

        The validity of the common stock being offered by this prospectus supplement will be passed upon for us by Jenner & Block LLP. Certain matters with respect to the selling stockholders will be passed upon by Debevoise & Plimpton LLP. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP.

INCORPORATION BY REFERENCE

        The rules of the Commission allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission, to the extent incorporated into this prospectus supplement, will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Commission on March 4, 2013;

  •
  our Current Report on Form 8-K/A filed on January 31, 2013;

  •
  our Proxy Statement on Schedule 14A for our 2012 annual meeting of stockholders filed with the Commission on April 10, 2012;

  •
  description of our common stock and the rights associated with our common stock contained in our registration statement on Form 8-A dated November 8, 2006 (File No. 001-33139) filed with the Commission on November 8, 2006; and

  •
  all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act (other than Current Reports furnished under Items 2.02 and 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K), after the date of this prospectus supplement.

        You should read the information relating to us in this prospectus supplement together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the Commission.

        We file reports, proxy statements and other information with the Commission under the Exchange Act. You may read and copy this information at the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the Commission. The address of the website is http://www.sec.gov.

        You can obtain any of the filings incorporated by reference in this prospectus supplement through us or from the Commission through the Commission's Internet website or address listed above. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus supplement. You should direct requests for those documents to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656, Attention: Investor Relations (telephone (201) 307-2100).

PROSPECTUS

Hertz Global Holdings, Inc.

Common Stock

        The selling stockholders to be named in a prospectus supplement may offer and sell shares of the common stock of Hertz Global Holdings, Inc., which we refer to in this prospectus as "Hertz Holdings," from time to time in amounts, at prices and on terms that will be determined at the time of the offering.

        Each time common stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

        You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

        Investing in our common stock involves risks. See the section entitled "Risk Factors" on page 3 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

        The common stock of Hertz Holdings is listed on the New York Stock Exchange under the symbol HTZ. The last reported sale price of the common stock on the New York Stock Exchange on March 25, 2011 was $16.29 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 28, 2011.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an "automatic shelf" registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the "Commission" as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the "Securities Act," utilizing a "shelf" registration process. Under this shelf registration process, selling stockholders over time may offer and sell our common stock in one or more offerings or resales. This prospectus provides you with a general description of the common stock selling stockholders may offer. Each time selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and any free writing prospectus may also add to, update, supplement or clarify information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

        The rules of the Commission allow us to incorporate information by reference into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. See "Incorporation by Reference." You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find Additional Information."

        We have not authorized anyone to give you any information or to make any representations about our common stock or any offers by our selling stockholders other than those contained in the prospectus, applicable prospectus supplements, or any free writing prospectus prepared by us or any other information to which we have expressly referred you. If you are given any information or representation about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

        You should not assume that the information incorporated by reference or provided in this prospectus or any applicable prospectus supplement or any free writing prospectus prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless the context otherwise requires, in this prospectus, (i) "Hertz Holdings" means Hertz Global Holdings, Inc., our top-level holding company, (ii) "Hertz" means The Hertz Corporation, our primary operating company and a direct wholly-owned subsidiary of Hertz Investors, Inc., which is wholly-owned by Hertz Holdings, (iii) "we," "us" and "our" mean Hertz Holdings and its consolidated subsidiaries, including Hertz, (iv) "HERC" means Hertz Equipment Rental Corporation, Hertz's wholly-owned equipment rental subsidiary, together with our various other wholly-owned international subsidiaries that conduct our industrial, construction and material handling equipment rental business, (v) "cars" means cars, crossovers and light trucks (including sport utility vehicles and, outside North America, light commercial vehicles), (vi) "program cars" means cars purchased by car rental companies under repurchase or guaranteed depreciation programs with car manufacturers, (vii) "non-program cars" mean cars not purchased under repurchase or guaranteed depreciation programs for which the car rental company is exposed to residual risk and (viii) "equipment" means industrial, construction and material handling equipment.

        Hertz Holdings was incorporated in Delaware in 2005 to serve as the top-level holding company for the consolidated Hertz business. Hertz was incorporated in Delaware in 1967. Hertz is a successor to corporations that have been engaged in the car and truck rental and leasing business since 1918 and the equipment rental business since 1965. Ford Motor Company, "Ford," acquired an ownership interest in Hertz in 1987. Prior to this, Hertz was a subsidiary of UAL Corporation (formerly Allegis Corporation), which acquired Hertz's outstanding capital stock from RCA Corporation in 1985.

ii

  On December 21, 2005, investment funds associated with or designated by:

  •
  Clayton, Dubilier & Rice, Inc., or "CD&R,"

  •
  The Carlyle Group, or "Carlyle," and

  •
  BAML Capital Partners, or "BAMLCP" (formerly known as Merrill Lynch Global Private Equity),

or collectively the "Sponsors," acquired all of Hertz's common stock from Ford Holdings LLC. We refer to the acquisition of all of Hertz's common stock by the Sponsors as the "Acquisition." Following our initial public offering in November 2006 and subsequent offerings in June 2007, May 2009 and June 2009, the Sponsors currently own approximately 51% of the common stock of Hertz Holdings.

        In January 2009, Bank of America Corporation, or "Bank of America," acquired Merrill Lynch & Co., Inc., the parent company of BAMLCP. Accordingly, Bank of America is now an indirect beneficial owner of our common stock held by BAMLCP and certain of its affiliates.

iii

PROSPECTUS SUMMARY

        The following summary does not contain all the information that may be important to purchasers of our common stock. You should carefully read the entire prospectus and the financial statements, notes to financial statements and other information incorporated by reference in this prospectus before making any investment decision.

Our Company

        We own what we believe is the largest worldwide airport general use car rental brand, operating from approximately 8,500 locations in 146 countries as of December 31, 2010. Our Hertz brand name is one of the most recognized in the world, signifying leadership in quality rental services and products. Hertz operates both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Australia, Asia and New Zealand. In addition, we have licensee locations in cities and airports in Africa and the Middle East. We are the only car rental company that has an extensive network of company-operated rental locations both in the United States and in all major European markets. We believe that we maintain the leading airport car rental brand market share, by overall reported revenues, in the United States and at the 83 major airports in Europe where we have company-operated locations and where data regarding car rental concessionaire activity is available. We believe that we also maintain the second largest market share, by revenues, in the off-airport car rental market in the United States. In our equipment rental business segment, we rent equipment through approximately 320 branches in the United States, Canada, France, Spain, Italy and China, as well as through our international licensees. We and our predecessors have been in the car rental business since 1918 and in the equipment rental business since 1965. We have a diversified revenue base and a highly variable cost structure and are able to dynamically manage fleet capacity, the most significant determinant of our costs. Our revenues have grown at a compound annual growth rate of 4.7% over the last 20 years, with year-over-year growth in 16 of those 20 years.

Our Markets

        We operate in the global car rental industry and in the equipment rental industry.

Worldwide Car Rental

        We believe that the global car rental industry exceeds $35 billion in annual revenues. According to Auto Rental News, car rental revenues in the United States are estimated to be approximately $20 billion for 2010 and grew in 2010 by 2.5%. We believe car rental revenues in Europe account for approximately $15 billion in annual revenues, with the airport portion of the industry comprising approximately 40% of the total. Within Europe, the largest markets are France, Germany, Italy, the United Kingdom and Spain. We believe total rental revenues for the car rental industry in Europe in 2010 were approximately $11.8 billion in nine countries—France, Germany, Italy, the United Kingdom, Spain, The Netherlands, Switzerland, Belgium and Luxembourg—where we have company-operated rental locations and approximately $2.6 billion in eight other countries—Greece, Ireland, Portugal, Sweden, Norway, Denmark, Austria and Finland—where our brand is present through our licensees.

        We estimate that rentals by airline travelers at or near airports, or "airport rentals," accounted for approximately one-half of the total market in the United States in 2010. This portion of the market is significantly influenced by developments in the travel industry and particularly in airline passenger traffic, or "enplanements." We believe domestic enplanements increased in 2010 by approximately 0.4% and are expected to increase by 1.8% in 2011. The International Air Transport Association, or "IATA," projected in December 2010 that annual global enplanements would increase 5.2% in 2011.

        The off-airport portion of the industry has rental volume primarily driven by local business use, leisure travel and the replacement of cars being repaired. Because Europe has generally demonstrated a lower historical reliance on air travel, the European off-airport car rental market is significantly more developed than it is in the United States. However, we believe that in recent years, industry revenues from off-airport car rentals in the United States have grown faster than revenues from airport rentals.

Worldwide Equipment Rental

        We estimate the size of the U.S. equipment rental industry, which is highly fragmented with few national competitors and many regional and local operators, declined to approximately $28 billion in annual revenues for 2010 from approximately $29 billion in 2009, but the part of the rental industry dealing with equipment of the type HERC rents is somewhat smaller than that. We believe that the industry grew at a 1.7% compound annual growth rate between 2000 and 2010. Other market data indicates that the equipment rental industries in France, Spain, Italy and China generate approximately $4.5 billion, $2.5 billion, $2.1 billion and $5.1 billion in annual revenues, respectively, although the portions of those markets in which HERC competes are smaller.

        The equipment rental industry serves a broad range of customers from small local contractors to large industrial national accounts and encompasses a wide range of rental equipment from small tools to heavy earthmoving equipment. We believe U.S. non-residential construction spending decreased at an annual rate of 10% in 2010 but is projected to increase at an annual rate of 4% in 2011. We also believe that rental equipment accounted for approximately 40% of all equipment sold into the U.S. construction industry in 2010, up from approximately 5% in 1993. In addition, we believe that the trend toward rental instead of ownership of equipment in the U.S. construction industry will continue and that as much as 50% of the equipment used in the industry could be rental equipment by 2014.

*  *  *  *

        Hertz Holdings and Hertz are incorporated under the laws of the state of Delaware. Our corporate headquarters are located at 225 Brae Boulevard, Park Ridge, New Jersey 07656. Our telephone number is (201) 307-2000.

RISK FACTORS

        Investing in our common stock involves substantial risk. You should carefully consider all the information in or incorporated by reference in this prospectus and any accompanying prospectus supplement prior to investing in our common stock. In particular, we urge you to consider carefully the risks and uncertainties discussed in "Item 1A—Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2010, as such risk factors may be updated by our annual, quarterly and current reports that we may file with the SEC after the date of this prospectus and that are incorporated by reference in this prospectus and any accompanying prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

        Certain statements contained in this prospectus and the documents incorporated herein by reference, including, without limitation, those concerning our liquidity and capital resources, include "forward looking statements" within the meaning of the Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as defined in the U.S. Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. Forward looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will," "may" or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors, including, without limitation, those risks and uncertainties discussed in "Item 1A—Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2010, could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward looking statements. Some important factors include:

  •
  levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets;

  •
  significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including on our pricing policies or use of incentives;

  •
  occurrences that disrupt rental activity during our peak periods;

  •
  our ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability;

  •
  an increase in our fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs;

  •
  our ability to accurately estimate future levels of rental activity and adjust the size of our fleet accordingly;

  •
  our ability to maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning equipment and to refinance our existing indebtedness;

  •
  safety recalls by the manufacturers of our vehicles and equipment;

  •
  a major disruption in our communication or centralized information networks;

  •
  financial instability of the manufacturers of our vehicles and equipment;

  •
  any impact on us from the actions of our licensees, franchisees, dealers and independent contractors;

  •
  our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease);

  •
  shortages of fuel and increases or volatility in fuel costs;

  •
  our ability to successfully integrate future acquisitions and complete future dispositions;

  •
  our ability to maintain favorable brand recognition;

  •
  costs and risks associated with litigation;

  •
  risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt and increases in interest rates or in our borrowing margins;

  •
  our ability to meet the financial and other covenants contained in our Senior Credit Facilities, our outstanding unsecured Senior Notes and certain asset-backed and asset-based arrangements;

  •
  changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings;

  •
  changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our operations, the cost thereof or applicable tax rates;

  •
  changes to our senior management team;

  •
  the effect of tangible and intangible asset impairment charges;

  •
  the impact of our derivative instruments, which can be affected by fluctuations in interest rates and commodity prices;

  •
  our exposure to fluctuations in foreign exchange rates; and

  •
  other factors discussed in this prospectus and in the documents incorporated by reference herein.

        In light of these risks, uncertainties and assumptions, the forward looking statements contained or incorporated by reference in this prospectus might not prove to be accurate and you should not place undue reliance upon them. All forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of any shares of our common stock offered by any selling stockholder.

PLAN OF DISTRIBUTION

        The selling stockholders may sell the common stock covered by this prospectus from time to time in any of three ways (or in any combination):

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  to or through underwriters or dealers;

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  directly to one or more purchasers; or

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  through agents.

        The selling stockholders may distribute the common stock from time to time in one or more transactions:

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  at a fixed price or prices, which may be changed from time to time;

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  at market prices prevailing at the time of sale;

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  at prices related to the prevailing market prices; or

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  at negotiated prices.

        Each time the selling stockholders offer and sell shares of our common stock covered by this prospectus, we will provide a prospectus supplement that will describe the method of distribution and set forth the terms of the offering, including:

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  the name or names of the selling stockholders and the amounts to be sold by them;

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  the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

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  the public offering price of the common stock and the proceeds to the selling stockholders;

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  any over-allotment options under which underwriters may purchase additional common stock from the selling stockholders;

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  any underwriting discounts or commissions or agency fees and other items constituting underwriters' or agents' compensation;

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  terms and conditions of the offering;

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  any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange or market on which the common stock may be listed.

        Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The selling stockholders may determine the price or other terms of the common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

        Underwriters, dealers or any other third parties described above may offer and sell the offered common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any common stock, the common stock will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions described above. The common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters or dealers. Generally, the underwriters' or dealers' obligations to purchase the common stock will be subject to certain conditions precedent. The underwriters or dealers will be obligated to purchase all of the common stock if they purchase any of the common stock, unless otherwise specified in the prospectus supplement. The selling stockholders may use underwriters with whom we or the selling stockholders have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter.

        The selling stockholders may sell the common stock through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the common stock and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. The selling stockholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the common stock from the selling stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

        Each underwriter, dealer and agent participating in the distribution of any offered securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, offered securities in bearer form in the United States or to United States persons except as otherwise permitted by Treasury Regulations Section 1.163-5(c)(2)(i)(D).

        Agents, dealers and underwriters may be entitled to indemnification by us or by selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        A prospectus supplement may be used for resales from time to time by any holder of our securities that may acquire such shares of common stock upon an in-kind distribution by any existing security holder of all or a portion of such existing security holder's shares to its limited and general partners. Such selling stockholders may include direct and indirect transferees, pledges, donees and successors of the selling stockholders. Further, a prospectus supplement may be used in connection with sales or resales by any general partner of a selling stockholder in connection with sales by such general partner for cash or subsequent transfers by such general partner to its limited partners of their ratable portion of the shares then owned by such general partner, together with resales of such shares by such limited partners.

        Selling stockholders may enter into derivative or other hedging transactions involving the securities with third parties, or sell securities not covered by the prospectus to third parties in privately negotiated transactions. If selling stockholders so indicate in the applicable prospectus supplement, in connection with those derivative transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions, or may lend securities in order to facilitate short sale transactions by others. If so, such third party may use securities pledged by selling stockholders or borrowed from selling stockholders or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from selling stockholders in settlement of those derivative or hedging transactions to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus is a part).

        Selling stockholders may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker's transactions, or through broker dealers acting either as principal or agent, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated or fixed prices.

        Selling stockholders may loan or pledge securities to third parties that in turn may sell the securities using this prospectus and the applicable prospectus supplement or, if selling stockholders default in the case of a pledge, may offer and sell the securities from time to time using this prospectus and the applicable prospectus supplement. Such third parties may transfer their short positions to investors in our securities or in connection with a concurrent offering of other securities offered by this prospectus and the applicable prospectus supplement or otherwise.

        Any underwriter may engage in any option to purchase additional securities, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. The option to purchase additional securities involves sales in excess of the offering size, which create a short position. This short sales position may involve either "covered" short sales or "naked" short sales. Covered short sales are short sales made in an amount not greater than the underwriters' option to purchase additional securities option to purchase additional shares in the offering described above. The underwriters may close out any covered short position either by exercising their option to purchase additional securities or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the option to purchase additional securities. Naked short sales are short sales in excess of the option to purchase additional securities. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities in this offering. Stabilizing transactions permit bids to purchase the underlying security for the purpose of fixing the price of the security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

        Similar to other purchase transactions, an underwriter's purchase to cover syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

        In compliance with the guidelines of the Financial Industry Regulatory Authority ("FINRA"), the aggregate maximum discount, commission, agency fees, or other items constituting underwriting compensation to be received by any FINRA member or independent broker dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement; however, we anticipate that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

        If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Rule 5110(h).

        We, the selling stockholders and the underwriters make no representation or prediction as to the effect that the types of transactions described above may have on the price of the shares. If such transactions are commenced, they may be discontinued without notice at any time.

        The specific terms of the lock-up provisions, if any, in respect of any given offering will be described in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Overview

        The amended and restated certificate of incorporation of Hertz Holdings, which we refer to in this prospectus as our "certificate of incorporation," authorizes 2,000,000,000 shares of common stock, par value $0.01 per share. As of February 28, 2011, we had outstanding 413,873,148 shares of common stock. In addition, our certificate of incorporation authorizes 200,000,000 shares of preferred stock, par value $0.01 per share, none of which has been issued or is outstanding. The following descriptions of our capital stock and provisions of our certificate of incorporation and by-laws are summaries of their material terms and provisions and are qualified by reference to our certificate of incorporation and by-laws, copies of which are filed as exhibits to our registration statement of which this prospectus is a part.

Common Stock

        Each holder of our common stock is entitled to one vote per share on all matters to be voted on by stockholders. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Any director may be removed only for cause, upon the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote for the election of the directors.

        The holders of our common stock are entitled to receive any dividends and other distributions that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock. Our ability to pay dividends on our common stock is subject to our subsidiaries' ability to pay dividends to us, which is in turn subject to the restrictions set forth in the instruments governing our indebtedness.

        Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are fully paid and non-assessable. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

        Computershare Investor Services LLC is the transfer agent and registrar for our common stock.

        Our common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "HTZ".

Preferred Stock

        Under our certificate of incorporation, our board of directors has the authority, without further vote or action by the stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the number of shares of any class or series of preferred stock and to determine its voting powers, designations, preferences or other rights and restrictions. The issuance of preferred stock could adversely affect the rights of holders of common stock. We have no present plan to issue any shares of preferred stock.

Corporate Opportunities

        Our certificate of incorporation provides that our stockholders that are investment funds associated with or designated by the Sponsors have no obligation to offer us an opportunity to participate in business opportunities presented to the Sponsors or their respective officers, directors, agents, members, partners and affiliates even if the opportunity is one that we might reasonably have pursued, and that neither the Sponsors nor their respective officers, directors, agents, members, partners or affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is a director or officer of our company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of our company. Stockholders will be deemed to have notice of and have consented to this provision of our certificate of incorporation.

Change of Control Related Provisions of Our Certificate of Incorporation and By-Laws and Delaware Law

        A number of provisions in our certificate of incorporation and by-laws and under the Delaware General Corporation Law may make it more difficult to acquire control of us. These provisions may have the effect of discouraging a future takeover attempt not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

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  enhance the likelihood of continuity and stability in the composition of our board of directors;

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  discourage some types of transactions that may involve an actual or threatened change in control of us;

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  discourage certain tactics that may be used in proxy fights;

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  ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interests of us and our stockholders; and

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  encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.

Unissued Shares of Capital Stock

        Common Stock.    The remaining shares of our authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

        Preferred Stock.    Our certificate of incorporation provides that our board of directors has the authority, without any further vote or action by our stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Classified Board of Directors; Vacancies and Removal of Directors

        Our certificate of incorporation provides that our board of directors is divided into three classes whose members will serve three-year terms expiring in successive years. Any effort to obtain control of our board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure. Our certificate of incorporation provides that directors may be removed only for cause at a meeting of stockholders upon the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote for the election of the director. Vacancies in our board of directors may be filled only by our board of directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred (including a vacancy created by increasing the size of the board) and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. Our by-laws provide that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors.

        These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of our board of directors that would effect a change of control.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Calling Stockholder Meetings; Action by Written Consent

        Our by-laws require advance notice for stockholder proposals and nominations for director. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Also, special meetings of the stockholders may only be called by the board of directors.

        In addition, our certificate of incorporation and our by-laws provide that action may be taken by written consent of stockholders only for so long as investment funds affiliated with or designated by the Sponsors collectively hold a majority of our outstanding common stock. If such funds no longer hold a majority of our outstanding common stock, any action taken by the stockholders must be effected at a duly called annual or special meeting, which may be called only by the board of directors. As of the date of this prospectus, the investment funds associated with or designated by the Sponsors hold approximately 51% of our outstanding common stock.

        These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Limitation of Liability of Directors; Indemnification of Directors

        Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law.

        The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the Delaware General Corporation Law. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our certificate of incorporation does not eliminate our directors' duty of care. The inclusion of this provision in our certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

        Our certificate of incorporation provides that we are required to indemnify and advance expenses to our directors to the fullest extent permitted by law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our by-laws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest.

        In connection with our initial public offering in November of 2006, we entered into indemnification agreements with each of our directors. The indemnification agreements, as amended, provide the directors with contractual rights to the indemnification and expense advancement rights provided under our by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Supermajority Voting Requirement for Amendment of Certain Provisions of our Certificate of Incorporation and By-Laws

        The provisions of our certificate of incorporation governing, among other things, the removal of directors only for cause, the liability of directors, the elimination of stockholder actions by written consent upon investment funds affiliated with or designated by the Sponsors ceasing to collectively hold a majority of our outstanding common stock and the prohibition on the right of stockholders to call a special meeting may not be amended, altered or repealed unless the amendment is approved by the vote of holders of at least two-thirds of the shares then entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the certificate of incorporation. Certain provisions of our by-laws may be amended with the approval of the vote of holders of at least two-thirds of the shares then entitled to vote. These provisions make it more difficult for any person to remove or amend any provisions that may have an anti-takeover effect.

Delaware Takeover Statute

        We have opted out of Section 203 of the Delaware General Corporation Law, which would have otherwise imposed additional requirements regarding mergers and other business combinations.

Stockholders Agreement

        We are currently a "controlled company" within the meaning of the NYSE rules because investment funds associated with the Sponsors beneficially own over 50% of our outstanding common stock in the aggregate and are parties to the stockholders agreement with us. We are therefore not required to comply with certain corporate governance requirements of the NYSE. Under the stockholders agreement, these funds currently have the right to nominate all of our directors. The director nominees are to include three nominees of CD&R (one of whom shall serve as the Chairman or, if the Chief Executive Officer is the Chairman, the Lead Director), one nominee of Carlyle, one nominee of an affiliate of Carlyle and two nominees of ML Global Private Equity Fund, L.P. (a fund affiliated with BAMLCP), referred to as MLGPE, subject to adjustment in the case that the applicable investment fund sells more than a specified amount of its shareholdings in us, and up to six independent directors. In the event that we cease to be a controlled company, the stockholders agreement provides that if necessary to comply with NYSE rules, the director nominees of the investment funds associated with the Sponsors may be reduced, and additional independent directors will be elected by the board to fill resulting director vacancies, if any. In addition, under the NYSE rules, we will be required to (1) have a majority of independent directors on our board of directors within one year following our ceasing to be a controlled company; (2) create a Nominating and Governance Committee of our board of directors composed entirely of independent directors within one year following our ceasing to be a controlled company; and (3) cause our Compensation Committee to be composed entirely of independent directors within the same time period. In addition, the NYSE transition rules will require us to have at least one independent director on each of our Compensation Committee and Nominating and Governance Committee once we cease to be a controlled company, and a majority of these committees to be comprised of independent directors within 90 days following such event. We expect to amend our by-laws to reflect these changes in committee composition at or before the time when we will be required to comply fully with the NYSE corporate governance rules.

        The stockholders agreement also grants to CD&R, or to our board of directors with the approval of the majority of directors nominated by the investment funds associated with the Sponsors, the right to remove our Chief Executive Officer for so long as we remain a controlled company. Any replacement Chief Executive Officer requires the consent of CD&R as well as the approval of a majority of CD&R, Carlyle and MLGPE's director designees. In the event that we cease to be a controlled company, these funds have agreed under the stockholders' agreement to cause their director nominees to take or omit to take actions consistent with these rights, subject to compliance with such directors' fiduciary duties. The rights described above apply only for so long as the applicable funds maintain certain specified minimum levels of shareholdings. The stockholders agreement also includes tag-along rights, and restrictions on transfers of shares of our common stock owned by the investment funds associated with the Sponsors, in certain circumstances.

        In addition, the stockholders agreement limits the rights of the investment funds associated with the Sponsors that have invested in our common stock and their affiliates, subject to several exceptions, to own, manage, operate or control any of our competitors (as defined in the stockholders agreement). The stockholders agreement may be amended from time to time in the future to eliminate or modify these restrictions without our consent.

Registration Rights Agreement

        We are also party to the Registration Rights Agreement, dated as of December 21, 2005, as amended, with the investment funds associated with the Sponsors, referred to as the registration rights agreement. The registration rights agreement grants to certain of these funds the right to cause us, at our own expense, to use our best efforts to register shares of our common stock held by the investment funds associated with the Sponsors for public resale, subject to certain limitations. The exercise of this right is limited to three requests by the group of funds associated with each Sponsor, except for registrations effected pursuant to Form S-3, which are unlimited, subject to certain limitations, if we are eligible to use Form S-3. In the event we register for sale any of our common stock, these investment funds also have the right to require us to use our best efforts to include shares of our common stock held by them, subject to certain limitations, including as determined by the underwriters. The registration rights agreement also provides for us to indemnify the investment funds associated with the Sponsors and their affiliates in connection with the registration of our securities.

VALIDITY OF THE SHARES

        Unless we state otherwise in the applicable prospectus supplement, the validity of the common stock being offered by this prospectus will be passed upon for us by Jenner & Block LLP.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. With respect to statements in this prospectus about the contents of any contract, agreement or other document, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

        In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act (File No. 001-33139). You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us that file electronically with the SEC. The address of the site is http://www.sec.gov. Our website address is http://www.hertz.com. The information on our website is not a part of this registration statement/prospectus.

        You can also inspect reports, proxy statements and other information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

        The rules of the Commission allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission, to the extent incorporated into this prospectus, will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Commission on February 25, 2011;

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  the portion of our Current Report on Form 8-K filed with the Commission on January 25, 2011 appearing under the caption Item 5.02(b);

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  our Current Report on Form 8-K filed with the Commission on January 27, 2011;

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  our Current Report on Form 8-K filed with the Commission on March 4, 2011;

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  our Current Report on Form 8-K filed with the Commission on March 8, 2011;

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  our Current Report on Form 8-K filed with the Commission on March 17, 2011;

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  our Proxy Statement on Schedule 14A for our 2010 annual meeting of stockholders filed with the Commission on April 9, 2010;

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  description of our common stock and the rights associated with our common stock contained in our registration statement on Form 8-A dated November 8, 2006 (File No. 001-33139) filed with the Commission on November 8, 2006; and

  •
  all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports furnished under Items 2.02 and 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K), after the date of this prospectus.

        You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the Commission.

        You can obtain any of the filings incorporated by reference in this prospectus through us or from the Commission through Commission's Internet site or at the address listed above. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656, Attention: Investor Relations (telephone (201) 307-2100).

P R O S P E C T U S

Common Stock

Hertz Global Holdings, Inc.